Exhibit 23.1
[KPMG LLP Letterhead]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FuelCell Energy, Inc:

We consent to the incorporation by reference in Amendment No. 1 to the registration statement filed on Form S-3 of FuelCell Energy, Inc. of our report dated January 11, 2005, relating to the balance sheets of FuelCell Energy, Inc. as of October 31, 2004 and 2003, and the related statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended October 31, 2004, which report appears in the October 31, 2004 annual report on Form 10-K of FuelCell Energy, Inc. We also consent to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP
KPMG LLP

Hartford, CT
June 30, 2005

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.